Exhibit 2.2

AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of March 1, 2021, by and between CreeLED, Inc. (f/k/a Chili Acquisition, Inc.), a Delaware corporation (the “Buyer”), SMART Global Holdings, Inc., a Cayman Islands exempted company (the “Buyer Parent”), and Cree, Inc., a North Carolina corporation (the “Seller”). The Buyer and the Buyer Parent are sometimes referred to in this Amendment individually as a “Buyer Party” and collectively as the “Buyer Parties.” The Buyer Parties and the Seller are sometimes referred to in this Amendment individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties entered into that certain Asset Purchase Agreement (the “Agreement”) as of October 18, 2020, pursuant to which the Buyer has agreed to purchase or cause to be purchased from the Seller (or another Seller Entity, as applicable), all of the Acquired Assets and all of the Transferred Interests, and to assume or cause to be assumed the Assumed Liabilities, in each case upon the terms and subject to the conditions set forth in the Agreement;

WHEREAS, pursuant to Section 11.5 of the Agreement, any provision of the Agreement may be amended by a writing signed by each of the Parties; and

WHEREAS, the Parties desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

1.1          Undefined Terms. Any undefined capitalized terms used in this Amendment have the meanings ascribed to such terms in the Agreement.

1.2          Amendment to the Agreement with Respect to the Effective Time of the Closing.

(a)                   The definition of “Closing Net Working Capital Amount” in Section 1.1. of the Agreement is hereby amended to replace the phrase “11:59 p.m. U.S. Eastern Time” with “12:01 a.m. U.S. Eastern Time.”

(b)                   The second sentence in Section 2.7 of the Agreement is hereby amended to replace the phrase “11:59 p.m. U.S. Eastern Time” with “12:01 a.m. U.S. Eastern Time.”

1.3           Amendment to the Agreement with Respect to the Earnout.

(a)                   The following definitions in Section 1.1 of the Agreement are hereby amended to remove the phrase “, if any,” with respect to the Earnout Note: “Aggregate Cap,” “Environmental Excess Amount,” “General Representations Cap,” “Specified Indemnification Matters Cap,” and “Threshold.”

(b)                   The parenthetical “(when and if issued in accordance with Section 2.11(a))” in the definitions of “Purchase Price” and “Transaction Documents” in Section 1.1 of the

Agreement, in the first and third sentences in Section 3.27 of the Agreement, and in Section 10.5(e) of the Agreement shall, in each case, be deleted in its entirety.

(c)                   Section 2.11(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a) Issuance of Earnout Note. “Earnout Note” means the contingent value promissory note in the minimum principal amount of $2,500,000 and the maximum principal amount of $125,000,000 substantially in the form attached hereto as Exhibit G. The Earnout Note shall be duly issued by the Buyer Parent to the Seller upon the final determination of the Earnout Consideration in accordance with this Section 2.11, and interest on the principal amount of the Earnout Note shall accrue beginning on the day immediately following the last day of the Earnout Period.”

(d)                   Section 2.11(b)(ii) of the Agreement is hereby amended and restated in its entirety as follows:

“(ii) “Earnout Consideration” means the sum of the Revenue Earnout Consideration and the Gross Profit Earnout Consideration; provided that the Earnout Consideration shall not be less than $2,500,000 (irrespective of the Revenue Earnout Consideration and the Gross Profit Earnout Consideration) and shall not exceed $125,000,000 in the aggregate.”

(e)                   Schedule 2.2(c) of the Agreement is hereby amended to add the equipment set forth on Exhibit A hereto.

(f)                    The second bullet of Section 3.8(a) of the Seller Disclosure Schedule is hereby amended to include the disclosure set forth on Exhibit B hereto.

1.4           Closing Net Working Capital Amount.

(a)                Schedule 1.1(d) of the Agreement is hereby amended and restated as set forth in the attached.

(b)                Schedule 1.1(h) of the Agreement is hereby amended and restated as set forth in the attached.

1.5           Amendment to the Agreement with Respect to the Settlement of Intercompany Receivables and Payables.

(a)                   The definition of “Closing Business Cash” set forth in Section 1.1 of the Agreement is hereby amended and restated in its entirety as follows:

“Closing Business Cash” shall mean the amount of any cash and cash equivalents of (a) the Acquired Subsidiary, (b) the Restructuring Subsidiary and (c) the Seller Entities (to the extent contained in the accounts listed on Schedule 1.1(d)), each as of 12:01 a.m. U.S. Eastern Time on the Closing Date, in each case determined in accordance with the Working Capital Accounting Principles.

(b)                   Section 1.1 of the Agreement is hereby amended to add a new definition of Restructuring Subsidiary as follows:

“Restructuring Subsidiary” shall mean the entity set forth on Schedule 1.1(j).

(c)                   A new Schedule 1.1(j) is hereby added to the Agreement as set forth in the attached.

(d)                   The Parties acknowledge and agree that as of the Closing there may be outstanding amounts receivable by the Acquired Subsidiary from the Restructuring Subsidiary, including as a result of the Restructuring. Notwithstanding anything to the contrary in the Agreement (including the provisions of Section 2.3(b), Section 2.5(b) and Section 2.5(j)), (i) any amounts receivable by the Acquired Subsidiary from the Restructuring Subsidiary shall not constitute Excluded Assets but instead shall constitute current assets of the Acquired Subsidiary and be reflected as a current asset in the Closing Net Working Capital Amount, and (ii) any amounts payable by the Restructuring Subsidiary to the Acquired Subsidiary shall constitute Assumed Liabilities (and shall not constitute Indebtedness) and be reflected as a current liability in the Closing Net Working Capital Amount, with the effect that such amounts shall be deemed to fully offset each other for purposes of determining the Closing Net Working Capital Amount and the resulting Adjustment Amount.

1.6            Cree Name. Section 6.3(e) of the Agreement is hereby amended and restated in its entirety as follows:

“(e) Cree Name. Within ten (10) months following the Closing, the Buyer shall cause the Acquired Subsidiary to change its organizational name so that it no longer reflects the Cree Name and to cease all usage of the Cree Name in any form or manner whatsoever except as permitted by the Intellectual Property Assignment and License Agreement. Subject to such ten (10) month grace period with respect to the Acquired Subsidiary, and except as may be permitted by the Intellectual Property Assignment and License Agreement, following the Closing the Buyer shall not, and shall cause its Affiliates not to, use the Cree Name or any names or symbols that are deviations thereof or likely to be confusingly similar thereto in any manner anywhere in the world.”

1.7           Delayed Transfer Assets. Notwithstanding anything to the contrary in the Agreement (as amended hereby), Cree shall deliver the Acquired Assets denoted with an asterisk (*) on Exhibit B hereto (the “Delayed Transfer Assets”) to Lextar Electronics Corp. on behalf of the Buyer by or before the date set forth under “Date Placed in Service” (the “Delayed Transfer Date”), which shall constitute delivery to the Buyer for all purposes under the Agreement, including Section 6.6(b). Prior to the Delayed Transfer Date, the Seller may continue to use the Delayed Transfer Assets in the operation of the Retained Businesses; provided that the Seller shall preserve the Delayed Transfer Assets in the Ordinary Course of Business.

1.8           Carve-Out Financials. The Seller shall provide the Buyer Parties with the historical unaudited interim financial statements for the Business contemplated by Section 6.11 of the Agreement on or before the fifteenth (15th) Business Day immediately following the Closing. The Buyer Parties hereby waive the Seller’s obligations set forth in Section 6.11(b) of the Agreement and the condition to Closing set forth in Section 8.2(i)(ii) of the Agreement as consideration for the Seller’s agreement that the Seller shall obtain an executed consent of the Seller’s independent public accounting firm responsible for the audit of the Seller’s financial statements for filing with the SEC of the Audited Carve-Out Financials on the Form 8-K/A that the Buyer Parent intends to file to amend the Buyer Parent’s Form 8-K disclosing the completion of the Transactions (the “Form 8-K/A”), in form and substance reasonably satisfactory to the Buyer Parties, no later than the third (3rd) Business Day following delivery by the Buyer Parties to the Seller’s accountants of a substantially complete and final draft of the Form 8-K/A.

1.9         Notice Address. The notice address for the Buyer and the Buyer Parent set forth at Section 11.1(a) of the Agreement is hereby amended to be as follows:

SMART Global Holdings, Inc.
c/o SMART Modular Technologies, Inc.
39870 Eureka Drive
Newark, California 94560
Attention: Bruce Goldberg, Chief Legal Counsel
Email: [****]

with a copy to (not constituting notice):

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, California 94025
Attention: Warren Lazarow
E-mail: wlazarow@omm.com

and

O’Melveny & Myers LLP
610 Newport Center Drive, 17th Floor
Newport Beach, California 92660
Attention: Andor D. Terner and Nikole Kingston
E-mail: aterner@omm.com; nkingston@omm.com

1.10       No Additional Changes. Except as specifically set forth in this Amendment, the terms and provisions of the Agreement shall remain unmodified. The Agreement (as amended hereby), the Confidentiality Agreement and the other Transaction Documents (together with all schedules and exhibits thereto as the same may be amended, modified, supplemented or restated from time to time in accordance with their terms) constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

1.11       Counterparts. This Amendment may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Signatures delivered by facsimile transmission or other electronic means (e.g., PDF) shall be binding for all purposes hereof.

[signature page follows]

IN WITNESS WHEREOF, the Buyer Parties and the Seller have executed and delivered this Amendment as of the date first above written.

BUYER:

CREELED, INC.
By:	/s/ Bruce Goldberg
Name:	Bruce Goldberg
Title:	Vice President & Chief Legal Officer

BUYER PARENT:

SMART GLOBAL HOLDINGS, inC.
By:	/s/ Bruce Goldberg
Name:	Bruce Goldberg
Title:	Vice President & Chief Legal Officer

SELLER:

CREE, INC.
By:	/s/ Neill P. Reynolds
Name:	Neill P. Reynolds
Title:	EVP & Chief Financial Officer

[Signature Page to Amendment to Asset Purchase Agreement]

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